Filed pursuant to Rule 424(b)(3)
Registration No. 333-291265

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 5, 2025)

FirstEnergy Transmission, LLC

This prospectus supplement (“Supplement”) updates and supplements the information contained in the prospectus dated December 5, 2025 with information contained in the Current Report on Form 8-K (“Current Report”) filed by FirstEnergy Transmission, LLC with the Securities and Exchange Commission on January 8, 2025. The Current Report is attached to, and forms a part of, this Supplement.

Investing in the New Notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement is January 8, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2026

FirstEnergy Transmission, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-291265	20-5763884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5001 NASA Boulevard, Fairmont, WV 26554
(Address of principal executive offices)

Registrant’s telephone number, including area code: (800) 736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On January 8, 2026, FirstEnergy Transmission, LLC (the “Company” or “FET”) issued a news release announcing that it extended the expiration date for its offer to exchange up to $450 million aggregate principal amount of its outstanding 4.750% Senior Notes due 2033 for an equal amount of 4.750% Senior Notes due 2033 registered under the Securities Act of 1933, as amended, from January 7, 2026 to January 21, 2026.

A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Discussion of Forward-Looking Statements About FET

Statements in this document and the attached news release regarding FET that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, FET undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see FET’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Cautionary Note Regarding Forward-Looking Statements set forth in these filings and any updates to such risk factors and Cautionary Note Regarding Forward-Looking Statements contained in any subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit index set forth below is incorporated by reference in response to this Item 9.01.

EXHIBIT INDEX

Exhibit No.	Description

99.1	FirstEnergy Transmission, LLC news release dated January 8, 2026

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FirstEnergy Transmission, LLC

Date: January 8, 2026	By:	/s/ Jason J. Lisowski
	Name:	Jason J. Lisowski
	Title:	Vice President and Controller

Exhibit 99.1

FirstEnergy Corp. 341 White Pond Drive Akron, Ohio 44320 www.firstenergycorp.com	For Release: January 8, 2026

News Media Contact:	Investor Contact:
Tricia Ingraham	Karen Sagot
(330) 384-5247	(330) 761-4286

FirstEnergy Transmission, LLC Announces Extension of Exchange Offer for its
4.750% Senior Notes Due 2033

FAIRMONT, W.Va. — FirstEnergy Transmission, LLC (“FET” or the “Company”) a subsidiary of FirstEnergy Corp. (NYSE: FE) and a holding company of electric transmission companies operating in Ohio, Pennsylvania, West Virginia, Maryland and Virginia, today announced that it extended its offer to exchange (the “exchange offer”) up to $450 million aggregate principal amount of its outstanding 4.750% Senior Notes due 2033 (the “Outstanding Notes”) for an equal amount of 4.750% Senior Notes due 2033 registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “New Notes”).

The exchange offer, previously scheduled to expire at 5:00 p.m., New York City time, on January 7, 2026, will now expire at 5:00 p.m., New York City time, on January 21, 2026, unless further extended. An aggregate principal amount of $449,480,000, or 99.88%, of the Outstanding Notes was tendered in the exchange offer as of 5:00 p.m., New York City time, on January 7, 2026.

The terms of the exchange offer are set forth in a prospectus dated December 5, 2025. Copies of the prospectus and the other exchange offer documents may be obtained from the exchange agent:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By Mail or in Person

U.S. Bank Trust Company, National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107-1402

For Email or Facsimile Transmission (for Eligible Institutions Only)

Email: cts.specfinance@usbank.com

Facsimile: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

This news release is for informational purposes only and is neither an offer to buy or sell nor a solicitation of an offer to buy or sell any Outstanding Notes or New Notes. The exchange offer is being made only pursuant to the exchange offer prospectus, which is being distributed to holders of the Outstanding Notes and has been filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form S-4 (File No. 333-291265), which was declared effective on December 3, 2025.

FirstEnergy is dedicated to integrity, safety, reliability and operational excellence. Its electric distribution companies form one of the nation’s largest investor-owned electric systems, serving more than six million customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. The company’s transmission subsidiaries operate approximately 24,000 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy online at www.firstenergycorp.com and on X @FirstEnergyCorp.

Discussion of Forward-Looking Statements About FET

Statements in this document regarding FET that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, FET undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see FET’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Cautionary Note Regarding Forward-Looking Statements set forth in these filings and any updates to such risk factors and Cautionary Note Regarding Forward-Looking Statements contained in any subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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